Exhibit 99.1

FOR IMMEDIATE RELEASE

BUCA, Inc. 1300 Nicollet Mall, Suite 5300 Minneapolis, MN 55403 www.bucainc.com	Investor Relations Contact: Integrated Corporate Relations Kathleen Heaney (203) 803-3585

BUCA, Inc. Announces Appointment of New President

Minneapolis, Minnesota, September 6, 2006. BUCA, Inc. (Nasdaq: BUCA) today announced the appointment of restaurant industry veteran John Bettin to the position of President of BUCA, Inc. Wallace Doolin, the Company’s current Chairman, CEO and President, is expected to turn over the role of President to Mr. Bettin effective October 9, 2006.

Bettin joins BUCA as part of a long and distinguished restaurant career that began on the culinary side at Houlihan’s, part of Gilbert/Robinson, where he progressed from Corporate Executive Chef and Director of Culinary to Vice President of Operations to Senior Vice President of Concept Development. In 1994, he became Executive Vice President of Operations for Capital Restaurant Concepts and, from 1998 to 2005, was President of Morton’s of Chicago. While at Morton’s he led and directed operations, purchasing, marketing, finance, information services, human resources and training. In 2005, Bettin joined Potbelly Sandwich Works as its Chief Operations Officer and Senior Vice President.

Commenting on the announcement, Wallace Doolin said, “We are extremely pleased to be able to continue to attract such seasoned professionals to the BUCA, Inc. famiglia. As we look forward to resuming growth, we are pleased to have someone of John’s caliber join us.

His past experience at multiple concepts as well as his accomplishments at these restaurant chains will be invaluable to the future plans for BUCA, Inc. and the successful execution of our growth strategy.”

“With fewer than 100 Buca di Beppo restaurants in the United States, coupled with its unique culture, I am extremely excited to be joining BUCA at this time in its growth,” said, Mr. Bettin. “I look forward to becoming part of the BUCA famiglia and the opportunity to be part of building one great restaurant company, one great restaurant at a time.”

About the Company:

BUCA, Inc. owns and operates 104 highly acclaimed Southern Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 28 states and the District of Columbia.

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